DIRECTOR RETIREMENT AGREEMENTS

Summary Of Material Terms Specific To Each Director

Name	Date of Agreement	Normal Retirement Age Annual Benefit	Benefit under Endorsement Split Dollar Agreement

Mr. Hoogenboom	December 19, 2006	$18,000	$50,000
Mr. Jebaily	December 19, 2006	$12,000	$50,000
Mr. Kampiziones	December 19, 2006	$12,000	$50,000
Dr. Lusk	December 19, 2006	$12,000	$50,000
Me. Porter	December 19, 2006	$12,000	$50,000
Mr. Willis	December 19, 2006	$12,000	$-0-

MR. KAMPIZIONES’ DIRECTOR RETIREMENT AGREEMENT DOES NOT VEST UNTIL THE LATER OF NORMAL RETIREMENT AGE OR SEVEN YEARS OF SERVICE.

First Reliance Bank
First Amendment of the
Director retirement Agreement

This First Amendment of the Director Retirement Agreement (this “Amendment”) is entered into as of this ________ day of ___________, 2008, by and between First Reliance Bank, a South Carolina-chartered bank (the “Bank”), and __________, a director of the Bank (the “Director”).

Whereas, the Director and the Bank entered into a Director Retirement Agreement dated as of December 19, 2006, and

Whereas, the Director and the Bank desire now to amend the Director Retirement Agreement to ensure that it complies in form and in operation with Internal Revenue Code section 409A and the rules and regulations of the Internal Revenue Service promulgated thereunder.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Director and the Bank hereby agree as follows.

1.           Amended definition of Change in Control.  The definition of the term “Change in Control” in section 1.4 of the Director Retirement Agreement shall be replaced by the following revised section 1.4 definition –

1.4           “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)           Change in ownership: a change in ownership of First Reliance Bancshares, Inc., a South Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of First Reliance Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of First Reliance Bancshares, Inc. stock, or

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of First Reliance Bancshares, Inc. stock possessing 30% or more of the total voting power of First Reliance Bancshares, Inc., or (y) a majority of First Reliance Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of First Reliance Bancshares, Inc.’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of First Reliance Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from First Reliance Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of First Reliance Bancshares, Inc.’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of First Reliance Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

2.           Amended definition of Separation from Service.  The definition of the term “Separation from Service” in section 1.10 shall be replaced by the following revised section 1.10 definition –

1.10           “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Director’s service as a director and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Director’s death.  For purposes of this Agreement, if there is a dispute about the Director’s status or the date of the Director’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

3.           The Director Retirement Agreement remains in full force and effect.  As amended by this Amendment, the December 19, 2006 Director Retirement Agreement shall remain in full force and effect.

In Witness Whereof, the Executive and a duly authorized officer of the Bank have executed this Amendment of the Director Retirement Agreement as of the date first written above.

Director:	Bank:
First Reliance Bank

By:
__________________		Jeffrey A. Paolucci
	Its:	Senior Vice President and CFO